Exhibit 10.1

FIRST AMENDMENT TO CREDIT AGREEMENT

THIS FIRST AMENDMENT TO CREDIT AGREEMENT (this “Amendment”) is entered into as of March 12, 2021 (the “Effective Date”), among POWELL INDUSTRIES, INC., a Delaware corporation (the “Borrower”), certain Subsidiaries of Borrower party hereto, as guarantors (the “Guarantors”), the lenders from time to time party hereto (the “Lenders”), and BANK OF AMERICA, N.A., as Administrative Agent for the Lenders (in such capacity, the “Administrative Agent”), Swingline Lender, L/C Issuer and a Lender.

RECITALS

A. Borrower, the Subsidiaries of Borrower party thereto as Guarantors, the Administrative Agent, Swingline Lender, L/C Issuer and Lenders are parties to that certain Amended and Restated Credit Agreement dated as of September 27, 2019 (the “Credit Agreement”, and as amended hereby, the “Amended Credit Agreement”).

B. Borrower has requested that the Administrative Agent and the Lenders amend the Credit Agreement, and the Administrative Agent and the Lenders have agreed to amend the Credit Agreement, subject to the terms and conditions set forth in this Amendment.

NOW THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the undersigned agree as follows:

1. Definitions. Unless otherwise defined in this Amendment, each capitalized term used but not otherwise defined herein has the meaning given to such term in the Amended Credit Agreement.

2. Amendments to the Credit Agreement. On and as of the Effective Date:

(a) Section 1.01 of the Credit Agreement is amended to add the following definitions in appropriate alphabetical order as follows:

““Consolidated Net Leverage Ratio” means, as of any date of determination, the ratio of (a) the difference of (i) Consolidated Funded Indebtedness (excluding Letters of Credit that are secured by Qualified Elective L/C Cash Collateral) minus (ii) the lesser of (A) $30,000,000 or (B) the aggregate face amount of the issued but undrawn amount of Letters of Credit that are not secured by Qualified Elective L/C Cash Collateral, as of such date to (b) Consolidated EBITDA of the Borrower and its Subsidiaries on a Consolidated basis for the most recently completed Measurement Period.

“ISDA Definitions” means the 2006 ISDA Definitions published by the International Swaps and Derivatives Association, Inc. or any successor thereto, as amended or supplemented from time to time, or any successor definitional booklet for interest rate derivatives published from time to time by the International Swaps and Derivatives Association, Inc. or such successor thereto.

“LIBOR Replacement Date” has the meaning specified in Section 3.03(c).

“Pre-Adjustment Successor Rate” has the meaning specified in Section 3.03(c).

“Qualified Elective L/C Cash Collateral” means, Cash Collateral that has been provided by the Borrower, at its election, to Cash Collateralize all or a portion of the L/C Obligations subject at all times to the following requirements in each case for each applicable Letter of Credit: (a) such Cash Collateral shall Cash Collateralize such applicable L/C Obligations for a period of the lesser of (i) one (1) year from the date of such Cash Collateralization and (ii) the applicable L/C expiry date, subject to release at the Borrower’s election upon satisfaction of the Qualified Elective L/C Cash Collateral Release Requirements; and (b) such Cash Collateral shall be pledged to the L/C

Issuer and held by such L/C Issuer in a non-interest bearing blocked account with L/C Issuer subject to a Qualifying Control Agreement in a minimum amount equal to (A) for Letters of Credit issued in Dollars, 102% of the amount of the L/C Obligations associated with such Letter of Credit, and (B) for Letters of Credit issued in Alternative Currency, 120% of the amount of the L/C Obligations associated with such Letter of Credit; provided that, notwithstanding anything to the contrary herein, no amount of Qualified Elective L/C Cash Collateral shall constitute Liquidity.

“Qualified Elective L/C Cash Collateral Release Requirements” means, provided that no Event of Default then exists or would arise as a result, compliance by the Borrower of the financial covenants under Section 7.11 below for the fiscal quarter period last ended as demonstrated in a Compliance Certificate delivered by the Borrower to Administrative Agent.

“Related Adjustment” means, in determining any LIBOR Successor Rate, the first relevant available alternative set forth in the order below that can be determined by the Administrative Agent applicable to such LIBOR Successor Rate:

(A) the spread adjustment, or method for calculating or determining such spread adjustment, that has been selected or recommended by the Relevant Governmental Body for the relevant Pre-Adjustment Successor Rate (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto) and which adjustment or method (x) is published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion or (y) solely with respect to Term SOFR, if not currently published, which was previously so recommended for Term SOFR and published on an information service acceptable to the Administrative Agent; or

(B) the spread adjustment that would apply (or has previously been applied) to the fallback rate for a derivative transaction referencing the ISDA Definitions (taking into account the interest period, interest payment date or payment period for interest calculated and/or tenor thereto).

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York.

“Rescindable Amount” has the meaning as defined in Section 2.12(b)(ii).

“SOFR” with respect to any Business Day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark (or a successor administrator) on the Federal Reserve Bank of New York’s website (or any successor source) at approximately 8:00 a.m. (New York City time) on the immediately succeeding Business Day and, in each case, that has been selected or recommended by the Relevant Governmental Body.

“Term SOFR” means the forward-looking term rate for any period that is approximately (as determined by the Administrative Agent) as long as any of the Interest Period options set forth in the definition of “Interest Period” and that is based on SOFR and that has been selected or recommended by the Relevant Governmental Body, in each case as published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion.”

(b) The definitions of “LIBOR Successor Rate Conforming Changes” and “Liquidity” in Section 1.01 of the Credit Agreement are hereby amended and restated in their entirety as follows:

“LIBOR Successor Rate Conforming Changes” means, with respect to any proposed LIBOR Successor Rate, any conforming changes to the definition of Base Rate, Interest Period, timing and frequency of determining rates and making payments of interest and other technical, administrative or operational matters (including, for the avoidance of doubt, the definition of Business Day, timing of borrowing requests or prepayment, conversion or continuation notices and length of lookback periods) as may be appropriate, in the discretion of the Administrative Agent, to reflect the adoption and implementation of such LIBOR Successor Rate and to permit the administration thereof by the Administrative Agent in a manner substantially consistent with market practice (or, if the Administrative Agent determines that adoption of any portion of such market practice is not administratively feasible or that no market practice for the administration of such LIBOR Successor Rate exists, in such other manner of administration as the Administrative Agent determines is reasonably necessary in connection with the administration of this Agreement and any other Loan Document).

“Liquidity” means, when determined, the sum of readily and immediately available cash and Cash Equivalents held in deposit accounts of any Loan Party (other than Cash Collateral securing the L/C Obligations, including without limitation, Qualified Elective L/C Cash Collateral); provided that, such deposit accounts and the funds therein shall be unencumbered and free and clear of all Liens and other third party rights other than a Lien in favor of the Administrative Agent pursuant to the Collateral Documents.”

(c) Section 2.12(b)(ii) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(ii) Payments by Borrower; Presumptions by Administrative Agent.

Unless the Administrative Agent shall have received notice from the Borrower prior to the date on which any payment is due to the Administrative Agent for the account of the Appropriate Lenders or the L/C Issuer hereunder that the Borrower will not make such payment, the Administrative Agent may assume that the Borrower has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Appropriate Lenders or the L/C Issuer, as the case may be, the amount due.

With respect to any payment that the Administrative Agent makes for the account of the Appropriate Lenders or the L/C Issuer hereunder as to which the Administrative Agent determines (which determination shall be conclusive absent manifest error) that any of the following applies (such payment referred to as the “Rescindable Amount”) : (1) the Borrower has not in fact made such payment; (2) the Administrative Agent has made a payment in excess of the amount so paid by the Borrower (whether or not then owed); or (3) the Administrative Agent has for any reason otherwise erroneously made such payment; then each of the Appropriate Lenders or the L/C Issuer, as the case may be, severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount so distributed to such Appropriate Lender or the L/C Issuer, in Same Day Funds with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation.

A notice of the Administrative Agent to any Lender or the Borrower with respect to any amount owing under this clause (b) shall be conclusive, absent manifest error.”

(d) Section 3.03 of the Credit Agreement is hereby amended by (i) amending and restating clauses (c) through (e) in their entirety as follows and (ii) deleting clause (f) in its entirety:

“(c) Notwithstanding anything to the contrary in this Agreement or any other Loan Documents, if the Administrative Agent determines (which determination shall be conclusive absent manifest error), or the Borrower or Required Lenders notify the Administrative Agent (with, in the case of the Required Lenders, a copy to the Borrower) that the Borrower or Required Lenders (as applicable) have determined, that:

(i) adequate and reasonable means do not exist for ascertaining LIBOR for any Interest Period hereunder or any other tenors of LIBOR, including, without limitation, because the LIBOR Screen Rate is not available or published on a current basis and such circumstances are unlikely to be temporary; or

(ii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over the Administrative Agent or such administrator has made a public statement identifying a specific date after which LIBOR or the LIBOR Screen Rate shall no longer be made available, or used for determining the interest rate of loans, provided that, at the time of such statement, there is no successor administrator that is satisfactory to the Administrative Agent, that will continue to provide LIBOR after such specific date (such specific date, the “Scheduled Unavailability Date”); or

(iii) the administrator of the LIBOR Screen Rate or a Governmental Authority having jurisdiction over such administrator has made a public statement announcing that all Interest Periods and other tenors of LIBOR are no longer representative; or

(iv) syndicated loans currently being executed, or that include language similar to that contained in this Section 3.03, are being executed or amended (as applicable) to incorporate or adopt a new benchmark interest rate to replace LIBOR, then, in the case of clauses (i)-(iii) above, on a date and time determined by the Administrative Agent (any such date, the “LIBOR Replacement Date”), which date shall be at the end of an Interest Period or on the relevant interest payment date, as applicable, for interest calculated and shall occur within a reasonable period of time after the occurrence of any of the events or circumstances under clauses (i), (ii) or (iii) above and, solely with respect to clause (ii) above, no later than the Scheduled Unavailability Date, LIBOR will be replaced hereunder and under any Loan Document with, subject to the proviso below, the first available alternative set forth in the order below for any payment period for interest calculated that can be determined by the Administrative Agent, in each case, without any amendment to, or further action or consent of any other party to, this Agreement or any other Loan Document (the “LIBOR Successor Rate”; and any such rate before giving effect to the Related Adjustment, the “Pre-Adjustment Successor Rate”):

(x) Term SOFR plus the Related Adjustment; and

(y) SOFR plus the Related Adjustment;

and in the case of clause (iv) above, the Borrower and Administrative Agent may amend this Agreement solely for the purpose of replacing LIBOR under this Agreement and under any other Loan Document in accordance with the definition of “LIBOR Successor Rate” and such amendment will become effective at 5:00 p.m., on the fifth Business Day after the Administrative Agent shall have notified all Lenders and the Borrower of the occurrence of the circumstances described in clause (iv) above unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to the implementation of a LIBOR Successor Rate pursuant to such clause;

provided that, if the Administrative Agent determines that Term SOFR has become available, is administratively feasible for the Administrative Agent and would have been identified as the Pre-Adjustment Successor Rate in accordance with the foregoing if it had been so available at the time that the LIBOR Successor Rate then in effect was so identified, and the Administrative Agent notifies the Borrower and each Lender of such availability, then from and after the beginning of the Interest Period, relevant interest payment date or payment period for interest calculated, in each case, commencing no less than thirty (30) days after the date of such notice, the Pre-Adjustment Successor Rate shall be Term SOFR and the LIBOR Successor Rate shall be Term SOFR plus the relevant Related Adjustment.

The Administrative Agent will promptly (in one or more notices) notify the Borrower and each Lender of (x) any occurrence of any of the events, periods or circumstances under clauses (i) through (iii) above, (y) a LIBOR Replacement Date and (z) the LIBOR Successor Rate.

Any LIBOR Successor Rate shall be applied in a manner consistent with market practice; provided that to the extent such market practice is not administratively feasible for the Administrative Agent, such LIBOR Successor Rate shall be applied in a manner as otherwise reasonably determined by the Administrative Agent.

Notwithstanding anything else herein, if at any time any LIBOR Successor Rate as so determined would otherwise be less than zero percent (0.00%), the LIBOR Successor Rate will be deemed to be zero percent (0.00%) for the purposes of this Agreement and the other Loan Documents.

In connection with the implementation of a LIBOR Successor Rate, the Administrative Agent will have the right to make LIBOR Successor Rate Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such LIBOR Successor Rate Conforming Changes will become effective without any further action or consent of any other party to this Agreement; provided that, with respect to any such amendment effected, the Administrative Agent shall post each such amendment implementing such LIBOR Successor Rate Conforming Changes to the Borrower and the Lenders reasonably promptly after such amendment becomes effective.

If the events or circumstances of the type described in Section 3.03(c)(i)-(iii) have occurred with respect to the LIBOR Successor Rate then in effect, then the successor rate thereto shall be determined in accordance with the definition of “LIBOR Successor Rate.”

(d) Notwithstanding anything to the contrary herein, (i) after any such determination by the Administrative Agent or receipt by the Administrative Agent of any such notice described under Section 3.03(c)(i)-(iii), as applicable, if the Administrative Agent determines that none of the LIBOR Successor Rates is available on or prior to the LIBOR Replacement Date, (ii) if the events or circumstances described in Section 3.03(c)(iv) have occurred but none of the LIBOR Successor Rates is available, or (iii) if the events or circumstances of the type described in Section 3.03(c)(i)-(iii) have occurred with respect to the LIBOR Successor Rate then in effect and the Administrative Agent determines that none of the LIBOR Successor Rates is available, then in each case, the Administrative Agent and the Borrower may amend this Agreement solely for the purpose of replacing LIBOR or any then current LIBOR Successor Rate in accordance with this Section 3.03 at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, as applicable, with another alternate benchmark rate giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such alternative benchmarks and, in each case, including any Related Adjustments and any other mathematical or other adjustments to such benchmark giving due consideration to any evolving or then existing convention for similar U.S. dollar denominated syndicated credit facilities for such benchmarks, which adjustment or method for calculating such adjustment shall be published on an information service as selected by the Administrative Agent from time to time in its reasonable discretion and may be periodically updated. For the avoidance of doubt, any such proposed rate and adjustments shall constitute a LIBOR Successor Rate. Any such amendment shall become effective at 5:00 p.m. on the fifth Business Day after the Administrative Agent shall have posted such proposed amendment to all Lenders and the Borrower unless, prior to such time, Lenders comprising the Required Lenders have delivered to the Administrative Agent written notice that such Required Lenders object to such amendment.

(e) If, at the end of any Interest Period, relevant interest payment date or payment period for interest calculated, no LIBOR Successor Rate has been determined in accordance with clauses (c) or (d) of this Section 3.03 and the circumstances under clauses (c)(i) or (c)(iii) above exist or the Scheduled Unavailability Date has occurred (as applicable), the Administrative Agent will promptly so notify the Borrower and each Lender. Thereafter, (x) the obligation of the Lenders to make or maintain Eurodollar Rate Loans shall be suspended, (to the extent of the affected Eurodollar Rate Loans, Interest Periods, interest payment dates or payment periods), and (y) the Eurodollar Rate component shall no longer be utilized in determining the Base Rate, until the LIBOR Successor Rate has been determined in accordance with clauses (c) or (d). Upon receipt of such notice, the Borrower may revoke any pending request for a Borrowing of, conversion to or continuation of Eurodollar Rate Loans (to the extent of the affected Eurodollar Rate Loans, Interest Periods, interest payment dates or payment periods) or, failing that, will be deemed to have converted such request into a request for a Committed Borrowing of Base Rate Loans (subject to the foregoing clause (y)) in the amount specified therein.”

(e) Section 7.11(a) of the Credit Agreement is hereby amended and restated in its entirety as follows:

“(a) Consolidated Net Leverage Ratio. Permit the Consolidated Net Leverage Ratio as of the end of any Measurement Period ending as of the end of any fiscal quarter of the Borrower (commencing with the Measurement Period ending March 31, 2021) to be greater than or equal to 3.00 to 1.00.”

(f) The following Section 9.13 is hereby added to the Credit Agreement in its entirety in the appropriate numerical order:

“9.13 Recovery of Erroneous Payments. Without limitation of any other provision in this Agreement, if at any time the Administrative Agent makes a payment hereunder in error to any Lender or the L/C Issuer (the “Credit Party”), whether or not in respect of an Obligation due and owing by the Borrower at such time, where such payment is a Rescindable Amount, then in any such event, each Credit Party receiving a Rescindable Amount severally agrees to repay to the Administrative Agent forthwith on demand the Rescindable Amount received by such Credit Party in immediately available funds in the currency so received, with interest thereon, for each day from and including the date such Rescindable Amount is received by it to but excluding the date of payment to the Administrative Agent, at the greater of the Federal Funds Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation. Each Credit Party irrevocably waives any and all defenses, including any “discharge for value” (under which a creditor might otherwise claim a right to retain funds mistakenly paid by a third party in respect of a debt owed by another) or similar defense to its obligation to return any Rescindable Amount. The Administrative Agent shall inform each Credit Party promptly upon determining that any payment made to such Credit Party comprised, in whole or in part, a Rescindable Amount.”

3. Conditions. This Amendment shall be effective as of the Effective Date once all of the following conditions precedent have been satisfied or delivered to the Administrative Agent, in each case in form and substance satisfactory to the Administrative Agent:

(a) counterparts of this Amendment, executed by a Responsible Officer of Borrower and Guarantors, and a duly authorized officer of the Administrative Agent and each Lender;

(b) payment to the Administrative Agent’s outside counsel of its legal fees submitted by invoice on or prior to the Effective Date; and

(c) such other documents as the Administrative Agent and/or any Lender may reasonably request or require.

4. Representations and Warranties. Borrower and each Guarantor represents and warrants to the Administrative Agent and the Lenders on and as of the date hereof that (a) it possesses the requisite power and authority to execute and deliver this Amendment, (b) this Amendment has been duly authorized and approved by the requisite corporate action on the part of Borrower or such Guarantor, (c) no other consent of any Person (other than Agent and the Lenders) that has not been obtained is required for this Amendment to be effective, (d) the execution and delivery of this Amendment does not violate its organizational documents, (e) the representations and warranties in each Loan Document to which it is a party are true and correct in all material respects on and as of the date of this Amendment as though made on the date of this Amendment (except to the extent that such representations and warranties speak to a specific date, in which case such representation or warranty shall be true and correct in all material respects as of such date), (f) it is in compliance with all covenants and agreements contained in each Loan Document to which it is a party, (g) no Default or Event of Default has occurred and is continuing, (h) that each Loan Document to which it is a party remains in full force and effect and is the legal, valid, and binding obligations of Borrower or such Guarantor enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, insolvency or similar laws affecting creditors’ rights generally and to general principles of equity and principles of good faith and fair dealing and (i) as of the Effective Date, the information included in any Beneficial Ownership Certification, if applicable, is true and correct in all respects.

5. Scope of Amendment; Reaffirmation. Except as expressly modified by this Amendment, all references to the Credit Agreement shall refer to the Amended Credit Agreement. Except as affected by this Amendment, the Loan Documents are unchanged and continue in full force and effect. However, in the event of any inconsistency between the terms of the Amended Credit Agreement and any other Loan Document, the terms of the Amended Credit Agreement shall control and such other document shall be deemed to be amended to conform to the terms of the Amended Credit Agreement.

6. Miscellaneous.

(a) Binding Effect. The Amended Credit Agreement shall be binding upon and inure to the benefit of each of the undersigned and their respective legal representatives, successors and permitted assigns.

(b) No Waiver of Defaults. This Amendment does not constitute a waiver of, or a consent to, any present or future violation of or default under, any provision of the Loan Documents, or a waiver of the Administrative Agent’s or any Lender’s right to insist upon future compliance with each term, covenant, condition and provision of the Loan Documents.

(c) Form. Each agreement, document, instrument or other writing to be furnished the Administrative Agent or any Lender under any provision of this Amendment must be in form and substance reasonably satisfactory to the Administrative Agent.

(d) Headings. The headings and captions used in this Amendment are for convenience only and will not be deemed to limit, amplify or modify the terms of this Amendment, the Credit Agreement, or the other Loan Documents.

(e) Costs, Expenses and Attorneys’ Fees. Borrower agrees to pay or reimburse Agent on demand for all its reasonable out-of-pocket costs and expenses incurred in connection with the preparation, negotiation, and execution of this Amendment, including, without limitation, the reasonable fees and disbursements of the Administrative Agent’s counsel.

(f) Multiple Counterparts; Electronic Signatures. This Amendment and any document, amendment, approval, consent, information, notice, certificate, request, statement, disclosure or authorization related to this Amendment (each a “Communication”), including Communications required to be in writing, may be in the form of an Electronic Record and may be executed using Electronic Signatures. (including, without limitation, facsimile and .pdf) and shall be considered an original, and shall have the same legal effect, validity and enforceability as a paper record. This Amendment may be executed in as many counterparts as necessary or convenient, including both paper and electronic counterparts, but all such counterparts are one and the same Amendment. For the avoidance of doubt, the authorization under this paragraph may include, without limitation, use or acceptance by the Administrative Agent of a manually signed paper Communication which has been converted into electronic form (such as scanned into PDF format), or an electronically signed Communication converted into another format, for transmission, delivery and/or retention. For purposes hereof, “Electronic Record” and “Electronic Signature” shall have the meanings assigned to them, respectively, by 15 USC §7006, as it may be amended from time to time.

(g) Governing Law. This Amendment and the other Loan Documents shall be construed, and their performance enforced, under Texas law.

7. Entirety. THIS AMENDMENT AND THE OTHER LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT AMONG BORROWER, GUARANTORS, LENDERS AND AGENT AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS BY THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS AMONG THE PARTIES.

[Remainder of Page Intentionally Blank.

Signature Pages to Follow.]

This Amendment is executed as of the Effective Date.

BORROWER:

POWELL INDUSTRIES, INC., a Delaware corporation

By:	/s/ Michael Metcalf
Name: Michael Metcalf
Title: EVP/CFO

Signature Page to

First Amendment to Credit Agreement

GUARANTORS:

POWELL ELECTRICAL SYSTEMS, INC.

By:	/s/ Michael Metcalf
Name: Michael Metcalf
Title: EVP/CFO

POWELL INDUSTRIES INTERNATIONAL, INC.

By:	/s/ Michael Metcalf
Name: Michael Metcalf
Title: EVP/CFO

Signature Page to

First Amendment to Credit Agreement

ADMINISTRATIVE AGENT:

BANK OF AMERICA, N.A., as Administrative Agent

By:	/s/ Jameson Burke
Name:	Jameson Burke
Title:	Senior Vice President

Signature Page to

First Amendment to Credit Agreement

LENDER:

BANK OF AMERICA, N.A.,
as a Lender, L/C Issuer and Swingline Lender

By:	/s/ Jameson Burke
Name:	Jameson Burke
Title:	Senior Vice President

Signature Page to

First Amendment to Credit Agreement